Exhibit 10. (iii) (aa)

September 24, 2006

Mr. Jonathan P. Whitworth
420 Riviera Drive

Tampa, Florida  33606

Dear Mr. Whitworth:

We are pleased to confirm your employment with Overseas Shipholding Group, Inc. (the “Company”) effective at, and contingent upon the occurrence of, the Effective Time (as such term is defined in the Agreement and Plan of Merger dated as of September 25, 2006 (the “Merger Agreement”) among the Company, Marlin Acquisition Corporation and Maritrans Inc.), as follows:

1.  Title and Position.   At all times during the term of this Agreement,  you shall be the Senior Vice President and the highest ranking officer of the Company having responsibilities for the businesses comprising our U.S. Flag Strategic Business Unit (the “US SBU”), as structured from time to time, and you shall at all times report solely to our Chief Executive Officer (“CEO”).   In that capacity, you shall at all times have those powers and duties normally associated with the position of  head of a strategic business unit of the Company.  All individuals who are employed by or perform services for the US SBU shall report to you in a manner consistent with OSG’s policies and practices.  You will devote substantially all of your business time and reasonable best efforts to the performance of your duties and shall discharge your duties diligently, faithfully and in the best interests of the Company.  Your principal place of business will be located in Tampa, Florida but you will be required to travel frequently, especially to the Company’s headquarters in New York City, New York.

2.  Compensation and Benefits.  The Company will pay you a base salary at the rate of $550,000 (“Base Salary”) per year and you will be eligible for bonuses in accordance with our bonus plans which, for 2006 will be pro rated for the portion of the year you are employed by the Company.  The Company’s board of directors (the “Board”) may increase the amount of such bonuses for 2006 in its sole discretion.  You will participate, to the extent eligible, in the benefit plans and programs generally applicable to senior executives, including, but not limited to, the Company’s 401(k) Plan, group health plan, life insurance benefits and disability insurance benefits.

Simultaneously with the signing of this Agreement, you and the Company are entering into a change in control agreement that affords the same rights and protections as are afforded to the Company’s other senior executives in the event of a change in control.  The terms of the change in control agreement will supersede the terms of this Agreement in connection a change in control.

3.  Initial Stock Option Grant.  You will be granted options to acquire such number of shares of our common stock as will have an aggregate value (determined by the Company on a Black-Scholes valuation on the date of grant) of $250,000, vesting in three equal tranches on the first, second and third anniversaries of the date of grant, provided that you are employed by the Company on each such date.  The options will be granted on the next date on which options are regularly granted to executives of the Company, which will be in January 2007, or if the

Effective Time is after the date of such grant, not later than 30 days after the Effective Time.  The form of grant agreement, including provisions relating to acceleration of vesting and the duration of rights to exercise after termination of employment shall otherwise be consistent with the form of grant agreement used for other senior executives.

4.  Initial Restricted Stock.  You will be awarded such number of shares of our restricted stock as will have an aggregate value of $250,000, based on our common stock’s fair market value on the date of grant.  Restrictions on one fourth of the shares will lapse on each of the next four anniversaries of the date of grant, provided you are employed by the Company on each such date.  The restricted stock will be awarded on the next date on which restricted stock is regularly awarded to executives of the Company, which will be in January 2007, or if the Effective Time is after the date of such award, not later than 30 days after the Effective Time.  The form of grant agreement, including provisions relating to acceleration of vesting, shall otherwise be consistent with the form of grant agreement used for other senior executives.

5.  Termination.  If your employment with the Company terminates as a result of your death, disability or your voluntary termination, the Company will pay (i) any Base Salary earned but not yet paid, (ii) any accrued vacation pay, (iii) any bonus for any prior completed year earned to the extent provided under the terms of the applicable plan or program but not yet paid, and (iv) any amounts due under any other plan of the Company applicable to you (the “Accrued Amounts”).  You will not be entitled to any other amounts.

6.  Termination Without Cause or For Good Reason. If the Company terminates your employment without Cause or you terminate your employment for Good Reason (each as defined in Exhibit A), you will receive your Accrued Amounts and, provided such termination is prior to the third anniversary of the Effective Time, subject to your execution of a general release specified by us, the Company will (i) pay your monthly Base Salary for a period of 24 months, and (ii) provide you and your eligible dependents for a period of up to 18 months ending in any event when you receive new full-time employment (subject to you paying the same portion of premiums you paid as an active employee), continued coverage under Company health plans.  You will not be entitled to any other amounts.

7.  For Cause.  If the Company terminates your employment for Cause, the Company will pay you the Accrued Amounts other than any unpaid bonus, and you shall not be entitled to any other amounts.

8.  Confidential Information, Non-Competition and Non-Solicitation.

(a)  While you are employed by the Company and for one year thereafter, you will not engage in Solicitation and will not enter into Competition with the Company or its affiliates; provided that if your employment by the Company terminates on or after the third anniversary of the Effective Time, you will not enter into Competition with the Company or its affiliates for six months after the end of your employment.

(b)  Competition means: participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States, or in any country where the Company or its affiliates do business) in a business in competition with any business conducted by the Company as of the date of the termination of your employment.

(c)  Solicitation means: (i) recruiting, soliciting or inducing any employee of the Company or its affiliates to terminate such employment, or hiring or assisting another person or entity to hire any such employee or any person who within six months before had been such an employee, or (ii) soliciting or inducing any customer or prospective customer of the Company to become a customer of any other person or entity with respect to products and/or services then sold or under development by the Company or to otherwise cease doing (or reduce the amount of) business with the Company or its affiliates, and you will not authorize or approve the taking of such actions by any other person or entity.

(d)  If any restriction set forth in this Section 8 is unenforceable, (i) it will be interpreted to extend over the maximum period of time, activities or geographic area as to which it may be enforceable, and (ii) such invalidity will not affect the remaining provisions of this Section.

(e)  During and after your employment, you will hold confidentially all confidential information, knowledge or data relating to the Company and its affiliates, including any confidential information of customers of the Company and its affiliates.

(f)  During and after your employment, you will not criticize or disparage the Company or its affiliates or their officers, directors, employees, services or products.  The foregoing shall not apply to criticisms made by you privately to the CEO or our Board.

(g)  In the event of a breach or potential breach of this Section 8, the Company and its affiliates will be caused irreparable injury and money damages may not be an adequate remedy.  The Company will be entitled to injunctive relief (in addition to other remedies).

(h)  In the event of a material breach of this Section 8 by you, the Company may cease paying you, and shall be relieved of any obligation with regard to, any payments under Section 6.

9.  Miscellaneous.  Your employment is at will and may be terminated by us at any time for any reason or no reason, provided that, in the event of your voluntary termination of employment prior to the third anniversary of the Effective Time, you shall give the Company thirty (30) days’ prior written notice.  If the Merger Agreement is terminated, this Agreement shall be null and void.    Effective at and contingent upon the occurrence of the Effective Time, this Agreement supersedes all prior agreements and understandings relating to your employment with Maritrans Inc. or with the Company, and effective as of the Effective Time you waive all right and entitlement under any such agreements and understandings (including, without limitation, the Severance and Non-Competition Agreement between you and Maritrans Inc., dated as of May 16, 2006.  Additionally, it is understood that you will adhere to the OSG Policy relating to the retention of stock for Senior OSG employees.  Notwithstanding any other provision of this Agreement, however, you shall at all times (i) retain the protections afforded to third party beneficiaries under the Merger Agreement with respect to indemnification, advancement of expenses, exculpation from liabilities and maintenance of directors’ and officers’ liability insurance policies, and rights under Article II of the Merger Agreement, and (ii) with respect to your services to the Company after the Effective Time, retain the protections afforded to officers and directors of the Company with respect to such matters under the Company’s charter , by-laws, and directors’ and officers’ liability insurance policies.  This Agreement is governed by the laws of the State of New York, contains the entire understanding with respect to your employment, and may not be waived or amended orally.  Our Board will be entitled to reasonably determine disability, which shall be conclusive.  You represent that you are not subject to any limitations on your entering into or performing this Agreement.  The Company may withhold taxes from amounts payable under this Agreement.  This Agreement is subject to you providing upon commencement of employment evidence of your legal right to work in the United States.

/s/Morten Arntzen
Morten Arntzen, President
Chief Executive Officer

Agreed & Accepted:

/s/Jonathan P. Whitworth
Jonathan P. Whitworth

EXHIBIT A

“Cause” shall mean: (A) the Executive’s willful misconduct involving the Company or its assets, business, or employees or in the performance of his duties which is materially injurious to the Company (in a manner which would effect the Company economically or as to its reputation); (B) the Executive’s indictment for, or conviction of, or pleading guilty or nolo contender to, a felony (provided that for this purpose, a felony shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, “U.S. law”) and any action or inaction takes place outside of the United States, if it would be a felony under U.S. law); (C) the Executive’s continued and substantial failure to attempt in good faith to perform his duties with the Company (other than failure resulting from his incapacity due to physical or mental illness or injury), which failure has continued for a period of at least (10) days after written notice thereof from the Company; (D) the Executive’s breach, if curable, is not cured within ten (10) days after written notice thereof from the Company; or (E) the Executive’s failure to attempt in good faith to promptly follow a written direction of the Board of Directors of the Company (the “Board”) or a more senior officer, provided that the failure shall not be considered “Cause” if the Executive, in good faith, believes that such direction, or the implementation thereof, is illegal and he promptly notifies the Chairman of the Board in writing.  No act of failure to act by the Executive shall be deemed to be “willful” if he believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company.

GOOD REASON. For purposes of this Agreement, Good Reason means any of the following events without your prior written consent that is not cured by the Company within thirty (30) days of written notice given to the Company: (i) the failure to appoint you, or to continue to maintain you during the term of this Agreement, as the highest ranking officer of US SBU, with the agreed upon duties and responsibilities as set forth above; (ii) any material diminution of your position, duties, responsibilities or authority, including the appointment of anyone to be responsible for functions that are part of your agreed responsibilities, or the assignment of duties, responsibilities or authorities that are materially inconsistent with your position; (iii) a reduction in base salary, bonus or equity opportunity from that provided for under this Agreement, (iv) a relocation of your principal place of business from Tampa, Florida, (v) a material breach by the Company of this Agreement or your change in control agreement, or (vi) the failure of an acquirer to assume this Agreement or your change in control agreement.